PRINCIPAL FUNDS, INC.
SUB-ADVISORY AGREEMENT AMENDMENT PRINCIPAL REAL ESTATE INVESTORS, LLC

This AMENDMENT to the Sub-Advisory Agreement between Principal Management Corporation (the "Manager") and PRINCIPAL REAL ESTATE INVESTORS, LLC (the "Sub-Adviser"), executed as of December 31, 2014 (the "Sub-Advisory Agreement") with respect to Diversified Real Asset Fund, is effective as of July 1, 2015.

1.    The Agreement is hereby amended to add the following as Section 11:

The Sub-Advisor acknowledges Manager's representation that the Diversified Real Asset Fund series does not rely on the exclusion from the definition of "commodity pool operator" under Section 4.5 of the General Regulations under the Commodity Exchange Act (the CEA).

The Sub-Advisor represents that it is a commodity trading advisor duly registered with the Commodity Futures Trading Commission and is a member in good standing of the National Futures Association (the NFA) or is relying on an exemption from registration as a commodity trading advisor. As applicable, the Sub-Advisor shall maintain such registration and membership in good standing or continue to qualify for an exemption from registration as a commodity trading advisor during the term of this Agreement. Further, the Sub-Advisor agrees to notify the Manager within a commercially reasonable time upon (i) a statutory disqualification of the Sub Advisor under Sections 8a(2) or 8a(3) of the CEA, (ii) a suspension, revocation or limitation of the Sub-Advisor's commodity trading advisor registration or NFA membership, or (iii) the institution of an action or proceeding that could lead to a statutory disqualification under the CEA or an investigation by any governmental agency or self-regulatory organization of which the Sub-Advisor is subject or has been advised it is a target.

The Agreement otherwise remains in full force and effect. In the event of a conflict between this Amendment and the Sub-Advisory Agreement or any earlier amendment, the terms of this Amendment shall prevail.

PRINCIPAL MANAGEMENT CORPORATION	PRINCIPAL REAL ESTATE INVESTORS, LLC

By: /s/ Michael J. Beer	By: /s/ Pat G. Halter

PRINT NAME: Michael J. Beer	PRINT NAME: Patrick G. Halter

TITLE: President	TITLE: CEO

DATE: June 24, 2015	By: /s/ Thomas R. Pospisil

PRINT NAME: Thomas R. Pospisil

TITLE: Assistant General Counsel

DATE: June 23, 2015